UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2017

MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2828 N. Harwood Street, 15th Floor Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (214) 999-7552

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

MoneyGram International, Inc. (the “Company”) maintains severance benefits for all of its employees, the intended benefits of which are to provide financial protection in the event of a qualifying termination of employment. Each of the Company’s named executive officers, other than the Executive Chairman and the Chief Executive Officer, whose severance provisions are included in their employment agreements, have entered into an individual severance agreement with the Company.

In connection with the Company’s entry into the Agreement and Plan of Merger, dated January 26, 2017, with Alipay (UK) Limited, a United Kingdom limited company, Matrix Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent, and, solely for purposes of certain specified provisions of the Merger Agreement, Alipay (Hong Kong) Holding Limited, a Hong Kong limited company, the individual severance agreements were amended effective February 22, 2017 to provide the covered officers certain protections in the event of a qualifying termination of employment within the two-year period following the effective time of the merger. If the officer is terminated without “cause” (other than by reason of death or disability) or the officer terminates for “good reason” (as such terms are defined by the severance agreement) within the 24-month period commencing on and immediately following the effective time of the merger, the officer will receive (i) cash severance in an amount equal to one year of the officer’s annual base salary, (ii) provided applicable performance goals are met, a pro rata portion of the officer’s annual incentive bonus for the year in which the termination occurs (not to exceed the officer’s annual target incentive opportunity), payable in a lump sum when such cash bonuses are regularly paid, and (iii) full vesting of any outstanding restricted stock unit awards or long-term performance-based cash awards held by the officer on the date of termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ F. Aaron Henry
Name:	F. Aaron Henry
Title:	General Counsel and Secretary

Date: February 27, 2017